Exhibit 99.1

Pacific Premier Bancorp, Inc. CEO Steve Gardner Elected to Board of Directors
of Federal Reserve Bank of San Francisco

Irvine, Calif., December 18, 2013 -- Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”), the holding company of Pacific Premier Bank (the “Bank”), announced today that Steve Gardner, President and Chief Executive Officer, has been elected to the Board of Directors of the Federal Reserve Bank of San Francisco.  Mr. Gardner was elected as a Class A director by member banks and will serve a three-year term beginning January 1, 2014.

Mr. Gardner has held a number of leadership positions within financial services agencies and associations including:

·	Vice Chairman of the Federal Reserve Bank (FRB) of San Francisco’s Twelfth District Community Depository Institutions Advisory Council (CDIAC)
·	President and Chairman of the California Independent Bankers
·	Corporate Secretary of the Independent Community Bankers of America (ICBA)
·	Member of the ICBA Board of Directors and the Executive Committee
·	Director of ICBA Securities and the ICBA Holding Company

In January 2014, Mr. Gardner will also begin serving a four-year term on the Board of Directors of the Federal Home Loan Bank of San Francisco.

Each of the nation’s 12 Federal Reserve Banks has a nine-member board of directors, three of whom are appointed by the Board of Governors of the Federal Reserve System as class C directors. The remaining six (three class A and three class B directors) are elected by the District’s member banks. Class A directors are drawn from the banking community. Class B and C directors are individuals chosen from professions outside the banking community and typically represent business, industry, agriculture, labor and consumers. The board of directors of the Federal Reserve Bank of San Francisco contributes to the formulation of U.S. monetary policy through the industry and regional economic information they provide the bank’s president.

The Federal Reserve Bank of San Francisco, with branch offices in Los Angeles, Seattle, Salt Lake City, and Portland, and a cash processing office in Phoenix, provides wholesale banking services to financial institutions throughout the nine western states. As the nation’s central bank, the Federal Reserve System formulates monetary policy, serves as a bank regulator, administers certain consumer protection laws, and is fiscal agent for the U.S. government.

About Pacific Premier Bancorp, Inc.

The Company is one of the top performing and largest commercial bank holding companies in Southern California and is headquartered in Irvine, California. The Company has $1.6 billion in assets, $1.1 billion in loans, $1.3 billion in deposits, and shareholders’ equity of $171.1 million as of September 30, 2013.  The Bank is a business bank primarily focused on serving small and middle market businesses throughout Southern California and operates a nationwide lending and deposit platform.  The Bank offers a diverse range of lending products including commercial business loans, commercial real estate, construction, warehouse and SBA loans, as well as specialty banking products for homeowners associations nationwide.  The Bank serves its customers through its 13 full-service depository branches in Southern California located in the cities of Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, San Bernardino, San Diego and Seal Beach and one office in Dallas, Texas.
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Contact:

Pacific Premier Bancorp, Inc.

Steve Gardner
President/CEO
949.864.8000

Kent J. Smith
Executive Vice President/CFO
949.864.8000